As filed with the Securities and Exchange Commission on September 7, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AIkido Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-0849320
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Rockefeller Plaza, 11th Floor

New York, NY 10020

(Address of Principal Executive Offices) (Zip Code)

AIkido Pharma, Inc. 2014 Equity Incentive Plan

(Full Title of the Plan)

Anthony Hayes

Chief Executive Officer

One Rockefeller Plaza, 11th Floor

New York, NY 10020

(Name and Address of Agent for Service)

(703) 992-9325

(Telephone Number, including area code, of agent for service)

Copies to:

Robert F. Charron, Esq.

Sarah Williams, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of Americas, 11th Floor

New York, New York 10105

(212) 370-1300

Fax: (212) 370-7889

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 of AIkido Pharma, Inc. (“we,” “us,” “our” or the “Company”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to (i) register 288,108 shares of our common stock, par value $0.0001 per share, to be issued pursuant to the AIkido Pharma, Inc. 2014 Equity Incentive Plan, as described in more detail herein, including registering for resale pursuant to a reoffer prospectus certain securities to be issued to our officers and directors upon exercise of outstanding options or vesting of outstanding restricted stock units as described below, and (ii) serve as a post-effective amendment, pursuant to Rule 429 under the Securities Act, to our Registration Statement on Form S-8 (File No. 333-210627) filed with the Securities and Exchange Commission on April 6, 2016, and Form S-8 (File No. 333-197429) filed with the Securities and Exchange Commission on July 15, 2014 covering an aggregate of 6,009 for the purpose of adding a reoffer prospectus to each such registration statement as described below.

This Registration Statement includes a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 (in accordance with the General Instruction C to Form S-8). The reoffer prospectus covers reoffers and resales of shares of our common stock that have been or will be acquired by certain of our officers and directors (collectively, the “selling stockholders”) which may be deemed to be “control securities” and/or “restricted securities” (as such terms are defined in General Instruction C to Form S-8) of the Company.  The reoffer prospectus relates to the resale of up to 294,117 shares of common stock that have been or may be issued to the selling stockholders pursuant to our stock option plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Pursuant to the Note to Part I on Form S-8, the documents containing the information specified in Part I of this Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act of 1934, as amended, or the Securities Act. Such documents are not required to be filed, and are not filed, with the United States Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Reoffer Prospectus

Up to 294,117 Shares of Common Stock under the AIkido Pharma, Inc. 2014 Equity Incentive Plan

This reoffer prospectus is being used in connection with the offering from time to time by certain selling stockholders of AIkido, Inc., which we refer to herein as “we,” “us,” “our” or the “Company,” or their successors in interest of shares of our common stock, par value $0.0001 per share, which we refer to as the common stock, issued or to be issued, or which may be acquired upon the exercise of stock options or vesting of restricted stock units issued or to be issued, pursuant to our AIkido Pharma, Inc. 2014 Equity Incentive Plan, which we refer to herein as the 2014 Plan. The 2014 Plan is intended to provide incentives to attract, retain, and motivate highly competent persons such as officers, employees, directors, and consultants to our Company by providing them opportunities to acquire shares of our common stock. Additionally, the 2014 Plan is intended to assist in further aligning the interests of our officers, employees, directors and consultants to those of the Company’s other stockholders.

The common stock may be sold from time to time by the selling stockholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in the market on which our common stock is currently listed or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold by one or more of the following: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell portions of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related Registration Statement. If any additional options are issued to affiliates under the 2014 Plan or otherwise, we may file with the Securities and Exchange Commission an update to this prospectus naming such person as a selling shareholder and indicating the number of shares such person is offering pursuant to the prospectus. See “Selling Stockholders” on page 15 of this prospectus.

Our common stock is listed on The Nasdaq Capital Market, or Nasdaq, under the ticker symbol “AIKI.” On September 2, 2022, the closing price of our common stock was $5.76.

Our principal executive offices are located at One Rockefeller Plaza, 11th Floor, New York, NY 10020 and our telephone number is (703) 992-9325.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 13 and in the documents incorporated by reference herein before you decide to buy our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 7, 2022

You should rely only upon the information contained in this reoffer prospectus and the Registration Statement of which this reoffer prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this reoffer prospectus is accurate only as of the date on the front cover of this reoffer prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This reoffer prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this reoffer prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this reoffer prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this reoffer prospectus.

This reoffer prospectus contains, or incorporates by reference, trademarks, tradenames, service marks and service names of AIkido Pharma, Inc. and other companies.

Unless the context otherwise requires, “AIkido Pharma,” “AIKI,” the “Company,” “we,” “us,” “our” and similar names refer to AIkido Pharma, Inc. and its consolidated subsidiaries.

i

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

This reoffer prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this reoffer prospectus and the documents incorporated by reference herein and therein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. Risks that could affect our business also include the duration and scope of the COVID-19 pandemic and the impact on the demand for our technology; actions by governments, businesses and individuals taken in response to the pandemic; the length of time of the COVID-19 pandemic and the possibility of its reoccurrence; the timing required to develop effective treatments and a vaccine in the event of future outbreaks; the eventual impact of the pandemic and actions taken in response to the pandemic on global and regional economies; and the pace of recovery when the COVID-19 pandemic subsides.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this reoffer prospectus and the documents incorporated by reference herein, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the SEC. The following discussion should be read in conjunction with the financial statements for the fiscal years ended December 31, 2021 and 2020 and notes incorporated by reference therein. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this reoffer prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this reoffer prospectus. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this reoffer prospectus to conform our statements to actual results or changed expectations.

Any forward-looking statement you read in this reoffer prospectus or any document incorporated by reference herein or therein reflects our views at the time the forward-looking statement was made with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this reoffer prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire reoffer prospectus and any supplement hereto carefully, including the risk factors section as well as the financial statements and the notes to the financial statements incorporated herein by reference.

Business Overview

AIkido Pharma Inc., formerly known as Spherix Incorporated, was initially formed in 1967. Since 2017, the Company has operated as a biotechnology company with a diverse portfolio of small-molecule anticancer and antiviral therapeutics in development. The Company’s pipeline consists of patented technology from leading universities and researchers. The Company’s innovative therapeutic drug pipeline is currently being advanced through strong collaborations with renowned educational institutions, including the University of Texas at Austin, the University of Maryland, Baltimore and Wake Forest University. The Company’s oncology therapeutics include prospective treatments for pancreatic cancer, acute myeloid leukemia (AML) and acute lymphoblastic leukemia (ALL). The Company is also developing a broad-spectrum antiviral platform, in which the lead compounds have activity in cell-based assays against multiple viruses including Influenza virus, Ebolavirus and Marburg virus, SARS-CoV, MERS-CoV, and SARS-CoV-2, the cause of COVID-19.

As a result of the Company’s biotechnology research and development and associated investments and acquisitions, its business portfolio now focuses on the treatment of three different cancers and multiple types of viral infections. The Company’s pancreatic drug candidate, DHA-dFdC, developed at and licensed from the University of Texas at Austin, is a new compound that it hopes will become the next generation of chemotherapy treatment for advanced pancreatic cancer. DHA-dFdC overcomes tumor cell resistance to current chemotherapeutic drugs and is well tolerated in preclinical toxicity tests. Preclinical studies have also indicated that DHA-dFdC inhibits pancreatic cancer cell growth (up to 100,000-fold more potent that gemcitabine, a current standard therapy), accumulates preferentially in pancreatic tissue and has demonstrated activities against other cancers, including leukemia, lung and melanoma. The Company’s AML and ALL compound, developed at the Wake Forest University, is a targeted therapeutic designed to overcome multiple resistance mechanisms observed with the current standard of care.

The Company previously focused its efforts on owning, developing, acquiring and monetizing intellectual property assets. Since May 2016, the Company has received limited funds from its intellectual property monetization. In addition to its patent monetization efforts, since the fourth quarter of 2017, the Company has been transitioning to focus its efforts as a technology and biotechnology development company. These efforts have focused on biotechnology research and blockchain technology research. The Company’s biotechnology research development includes: (i) an investment in Hoth Therapeutics Inc. (“Hoth”), a development stage biopharmaceutical company focused on unique targeted therapeutics for patients suffering from indications such as atopic dermatitis, also known as eczema, (ii) an investment in DatChat, Inc. (“DatChat”), a privately held personal privacy platform focused on encrypted communication, internet security and digital rights management, and (iii) the acquisition of assets of CBM BioPharma, Inc. (“CBM”), a pharmaceutical company focusing on the development of cancer treatments.

In addition, the Company owns an exclusive world-wide license to patented technology from the University of Maryland Baltimore (“UMB”). Our license is for a broad spectrum antiviral drug platform. The licensed technology is a broadly acting pan-viral inhibitory compound with efficacy against multiple viral pathogens. The technology works to inhibit replication of multiple viruses including Influenza virus, SARS-CoV (coronavirus), MERS-CoV, Ebolavirus and Marburg virus. The technology is covered by two patent applications already on file with the United States Patent and Trademark Office. The UMB inventors are Drs. Matthew Frieman, Alexander MacKerell and Stuart Watson. The Company has also executed a Sponsored Research Agreement with UMB to support the development of the technology.

Our Products and Services

The acquisition of the CBM assets has transformed the Company into an innovative pharmaceutical company dedicated to translating fundamental biological insights into new drugs and treatments that address unmet medical needs. Our drug platform focuses on the treatment of three cancers, including pancreatic cancer, acute myeloid leukemia (AML) and acute lymphoblastic leukemia (ALL).

Our Drug Platform

DHA-dFdC 4-(N)-Docosahexaenoyl 2´, 2´-Difluorodeoxycytidine, referred to as DHA-dFdC, is patented technology licensed to the Company from the University of Texas at Austin. DHA-dFdC is a new compound poised to become the next generation of second-line chemotherapy treatment for advanced pancreatic cancer. DHA-dFdC overcomes tumor cell resistance to current chemotherapeutic drugs and is well tolerated in preclinical toxicity tests. Preclinical studies have also indicated that DHA-dFdC inhibits pancreatic cancer cell growth (up to 100,000-fold more potent that gemcitabine, a current standard therapy (for example, the IC50 value of DHA-dFdC is more than 100,000-fold smaller than gemcitabine), has documented efficacy against pancreatic tumors in a clinically relevant transgenic mouse model and has demonstrated activities against other cancer cell lines, including leukemia, lung and melanoma. Our AML and ALL compounds, developed at the Wake Forest University and called KPC34, are next generation targeted therapeutics designed to overcome multiple resistance mechanisms observed with the current standard of care. Combined, the Company’s drug platform offers a robust drug pipeline focused on the development and commercialization of drugs to treat unmet medical needs in oncology. In addition, we are constantly seeking to grow our pipeline to treat unmet medical needs in oncology.

Background*

Pancreatic cancer is the 3rd leading cause of cancer-related death in the United States, surpassing breast cancer. It is expected to become the 2nd leading cause of cancer-related death in the United States by the year 2020, surpassing colorectal cancer. In fact, pancreatic cancer has the highest mortality rate of all major cancers. Approximately 91% of pancreatic cancer patients will die within five years of diagnosis, only 8% will survive more than five years and 74% of patients die within the first year of diagnosis.

Pancreatic cancer is one of the few cancers for which survival has not improved substantially over nearly 40 years. Treatment options for pancreatic cancer include surgery, radiation therapy and chemotherapy, which extend survival or relieve symptoms, but seldom produce a cure. Surgical removal of the tumor is possible in less than 20% of patients diagnosed with pancreatic cancer because detection is often in late stages and has spread beyond the pancreas. The current state of the art chemotherapy treatment is gemcitabine, Folfirinox cocktail or gemcitabine in combination with Abraxane.

*	Hirshberg Foundation for Pancreatic Cancer Research

The University of Texas at Austin has identified a new drug, DHA-dFdC, that has shown positive results in preclinical studies, inhibiting pancreatic tumor growth in clinically relevant transgenic mouse models. In preclinical studies, DHA-dFdC has:

●	inhibited pancreatic cancer cell growth (up to 100,000-fold more potent that gemcitabine, a current standard therapy);

●	has documented efficacy against pancreatic tumors in a clinically relevant transgenic mouse model;

●	has overcome tumor cell resistance to current chemotherapeutic drugs;

●	is well tolerated in preclinical toxicity test;

●	has demonstrated activities against other cancers (e.g. leukemia, lung, melanoma); and

●	may stimulate immunogenic cell death to activate host antitumor immunity.

Gem-DHA Technology Summary

Gem-DHA is a conjugate molecule containing gemcitabine linked to a fatty acid called docosahexaenoic acid (DHA). The structure is:

The DHA structure is illustrated above the dashed line in the graphic above and the gemcitabine structure is illustrated below the dashed line. The DHA patent states that Gem-DHA was more effective than gemcitabine alone in killing cancer cells in vitro and in vivo in a certain mouse model. The patent also states that conjugation of gemcitabine with fatty acids other than DHA did not increase effectiveness over gemcitabine.

Gem-DHA Published Data

The science behind Gem-DHA has been published in the following peer-reviewed scientific journals:

●	Naguib et al. (2016) Synthesis, characterization, and in vitro and in vivo evaluations of 4-(N)-docosahexaenoyl 2 ́, 2 ́- difluorodeoxycytidine with potent and broad-spectrum antitumor activity, NeoPlasia 18: 33-48.

●	Valdes et al. (2017) Preclinical evaluation of the short-term toxicity of 4-(N)-docosahexaenoyl 2 ́, 2 ́- difluorodeoxycytidine (DHA-dFdC), Pharm. Res. 34: 1224-1232.

●	Valdes et al. (2019) A solid lipid nanoparticle formulation of 4-(N)-docosahexaenoyl 2 ́, 2 ́- difluorodeoxycytidine with increased solubility, stability, and antitumor activity, Int. J. Pharm. 570:118609

The portions of the published data state the following:

●	The drug unexpectedly concentrates itself in the pancreas relative to other organs.

●	It significantly increases the lifespan of mice with pancreatic cancer in either mice predisposed to develop the cancer, or into which human pancreatic cancer has been injected.

●	It significantly decreases the growth of pancreatic tumors in mice, better than gemcitabine, the current standard of care.

●	An oral formulation using lipid nanoparticles is highly effective and stable and has outstanding bioavailability.

Gem-DHA Patent Coverage

Gem-DHA has one issued patent on the drug itself and one application on the oral formulation, as listed in the following table:

Number	Priority	Expiration	Title
App. Serial No. 16/576,127, filed 9/19/2019 as continuation of App. Serial No. 15/115,393, filed 1/29/2015	1/29/2014	N/A	Nucleobase Analogue Derivatives and Their Applications
U.S. Patent No. 10,463,684, issued 11/5/2019 from App. Serial No. 15/115,393, filed 1/29/2015	1/29/2014	10/7/2035	Nucleobase Analogue Derivatives and Their Applications
Provisional App. Serial No. 62/858,114, filed 6/6/2019	6/6/2019	N/A	Lipid Nanoparticles Containing Pharmaceutical and/or Nutraceutical agents and methods thereof

All of this technology has been exclusively licensed to the Company for commercial development.

AML & ALL Cancer

Our AML and ALL compounds, developed at the Wake Forest University and called KPC34, are next generation targeted therapeutics designed to overcome multiple resistance mechanisms observed with the current standard of care.

Background

Approximately 70% of all AML patients are over the age of 60 and only 6.6% of patients are still alive 5 years after diagnosis. Gemcitabine and Cytarabine are the backbone of AML and ALL therapy, but life expectancy is poor and relapses are much harder to treat.

Cytarabine (Ara-C) has been a major drug for acute myeloid leukemia (AML) treatment for more than three decades, but KPC34 has shown superior results when tested against Cytarabine.

KPC34 Technology Summary

KPC34, a conjugate molecule made of a gemcitabine molecule linked to a phospholipid, has the following structure:

Picture in the illustration above, to the left of the dashed line is the phospholipid portion and to the right of the dashed line is gemcitabine.

Gemcitabine is a chemotherapy drug used to treat a wide array of cancers, including breast cancer, ovarian cancer, non-small cell lung cancer, pancreatic cancer and bladder cancer. The drug interferes with DNA and its function of the phospholipid to which the gemcitabine is linked in KPC34, is to inhibit protein kinase C-type enzymes, which are involved in multiple signaling pathways in leukemia.

The strategy behind targeting both DNA synthesis and protein kinase C with one molecule is to double-target different mechanisms of action in leukemia cells and greatly reduce the possibility of development of resistance to the drug.

KPC34 is intended to treat the relatively small population of patients with AML and acute ALL. In 2019, an estimated 21,450 people of all ages (11,650 men and boys and 9,800 women and girls) in the United States will be diagnosed with AML. AML is the second most common type of leukemia diagnosed in adults and children, but most cases occur in adults. AML makes up 32% of all adult leukemia cases (source: https://www.cancer.net/cancer-types/leukemia-acute-myeloid-aml/statistics). In 2019, an estimated 5,930 people of all ages (3,280 men and boys and 2,650 women and girls) in the United States were diagnosed with ALL (source: https://www.cancer.net/cancer-types/leukemia-acute-lymphocytic-all/statistics).

The drug is intended for oral application, unlike standard chemotherapy drugs, which are given by injection.

Because of the low patient population, and the imminent expiration of the patent, FDA orphan drug status will be sought, which provides expedited review and seven years of exclusivity from approval of the new drug application.

Preliminary data from preclinical studies at Wake Forest on the drug includes the following results:

●	kills leukemia cells in vitro;

●	inhibits protein kinase C in biochemical assays;

●	has efficacy against ALL in a mouse model when given orally;

●	has efficacy against central nervous system leukemia in a mouse model when given orally;

●	has efficacy against AML exhibiting phosphorylated protein kinase C in a mouse model when given orally;

●	based on the mouse models, Wake Forest claims KPC34 exhibited efficacy superior to gemcitabine alone or cytarabine (another chemo drug) alone; and

●	KPC34 also appears to overcome resistance to gemcitabine; it is effective against gemcitabine-resistant cancer.

The technology licensed is much broader than KPC34 represents, and includes both anticancer and antiviral conjugates, and could include a much broader range of indications, but we have no such drug candidates in development other than KPC34.

KPC34 Patent Coverage

The KPC34 license includes five issued patents, but only one of them covers KPC34. The patent is US7309696, entitled “Compositions and methods for targeting cancer cells.” It expires on August 11, 2021. All five of the licensed patents will expire by late 2022.

Licenses

On April 12, 2018, CBM entered into a patent license agreement (the “UT Agreement”) with the University of Texas at Austin on behalf of the Board of Regents of the University of Texas System. The UT Agreement granted to CBM an exclusive, royalty-bearing license to certain patent applications related to nucleobase analogue derivatives and their applications, and specifically to the DHA-dFdC drug candidate. On November 13, 2019, the University of Texas at Austin, the Company and CBM entered into an assignment of agreement, whereby CBM assigned all of its rights, title and interest to, and obligations under the UT Agreement to the Company.

On April 17, 2018, CBM entered into a license agreement (the “WF Agreement”) with Wake Forest University Health Sciences (“WF”). The WF Agreement granted to CBM an exclusive, royalty-bearing license to WF’s and The University of North Carolina at Chapel Hill’s patents relating to the KPC34 drug candidate. On November 13, 2019, WF, the Company and CBM entered into an assignment of agreement, whereby CBM assigned all of its rights, title and interest to, and obligations under the WF Agreement to the Company.

On April 13, 2020, the Company executed a Master License Agreement (the “UMB License Agreement”) with UMB. The UMB License Agreement covers certain antiviral compounds discovered by UMB. The compounds seek to inhibit replication of multiple viruses, including Influenza virus, SARS-CoV, MERS-CoV, Ebolavirus and Marburg virus. The technology is covered by two patent applications already on file with the United States Patent and Trademark Office. The UMB inventors are Drs. Matthew Frieman, Alexander MacKerell and Stuart Watson.

Commercialization

Our business success with our drug portfolio depends not only on the successful development and approval of the products but also on the commercialization. At present, our plan anticipates us making the investments necessary to build an in-house marketing and sales capability for the U.S. market for our drug pipeline, or to partner with a larger drug development company to commercialize our drugs as they move through the FDA approval process. As our drug compounds make their way through clinical development in the U.S., we intend to approach pharmaceutical and biotechnology companies outside the U.S. to negotiate and enter into strategic partnerships that will enable development and commercialization of our platform outside the U.S., where we believe the market opportunity is larger than that of the U.S. albeit far more complex to reach. We have no operations outside the U.S., nor are we planning to have any non-U.S. operations.

Manufacturing and Supply

We do not have any manufacturing capabilities and therefore we will have to engage a third party to assist in manufacturing. Such manufacturing will need to be done in accordance with good manufacturing practice requirements (“cGMP”) regulations, to formulate and manufacture our product candidates. A list of third party manufacturers is currently being developed.

Government Regulation

Governmental authorities in the U.S. and other countries extensively regulate the research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing of pharmaceutical products such as those being developed by us. In the U.S., the FDA regulates such products under the FDCA and implements related regulations. Failure to comply with applicable FDA requirements, both before and after approval, may subject us to administrative and judicial sanctions, such as a delay in approving or refusal by the FDA to approve pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions and/or criminal prosecution.

U.S. Food and Drug Administration Regulation

United States Drug Development

In the United States, the FDA regulates drugs, medical devices and combinations of drugs and devices, or combination products, under the FDCA and its implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, requests for voluntary product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

●	completion of extensive pre-clinical laboratory tests, animal studies and formulation studies in accordance with applicable regulations, including the FDA’s Good Laboratory Practice regulations;

●	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

●	performance of adequate and well-controlled human clinical trials in accordance with an applicable IND and other clinical study related regulations, sometimes referred to as good clinical practices, or GCPs, to establish the safety and efficacy of the proposed drug for its proposed indication;

●	submission to the FDA of an NDA;

●	satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with the FDA’s cGMP requirements;

●	potential FDA audit of the clinical trial sites that generated the data in support of the NDA; and

●	FDA review and approval of the NDA prior to any commercial marketing or sale.

Once a pharmaceutical product candidate is identified for development, it enters the pre-clinical testing stage. Pre-clinical tests include laboratory evaluations of product chemistry, toxicity, formulation and stability, as well as animal studies. An IND sponsor must submit the results of the pre-clinical tests, together with manufacturing information, analytical data and any available clinical data or literature, to the FDA as part of the IND. The sponsor must also include a protocol detailing, among other things, the objectives of the initial clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the initial clinical trial lends itself to an efficacy evaluation. Some pre-clinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions related to a proposed clinical trial and places the trial on a clinical hold within that 30-day period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during clinical trials due to safety concerns or non-compliance, and may be imposed on all drug products within a certain class of drugs. The FDA also can impose partial clinical holds, for example, prohibiting the initiation of clinical trials of a certain duration or for a certain dose.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCP regulations. These regulations include the requirement that all research subjects provide informed consent in writing before their participation in any clinical trial. Further, an IRB must review and approve the plan for any clinical trial before it commences at any institution, and the IRB must conduct continuing review and reapprove the study at least annually. An IRB considers, among other things, whether the risks to individuals participating in the clinical trial are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the information regarding the clinical trial and the consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.

Each new clinical protocol and any amendments to the protocol must be submitted for FDA review, and to the IRBs for approval. Protocols detail, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

●	Phase 1. The product is initially introduced into a small number of healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion and, if possible, to gain early evidence on effectiveness. In the case of some products for severe or life-threatening diseases, especially when the product is suspected or known to be unavoidably toxic, the initial human testing may be conducted in patients.

●	Phase 2. Involves clinical trials in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage and schedule.

●	Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit relationship of the product and provide an adequate basis for product labeling.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 trials. Companies that conduct certain clinical trials also are required to register them and post the results of completed clinical trials on a government-sponsored database, such as ClinicalTrials.gov in the United States, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events, findings from other studies that suggest a significant risk to humans exposed to the product, findings from animal or in vitro testing that suggest a significant risk to human subjects, and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the clinical trial sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated check points based on access to certain data from the study. The clinical trial sponsor may also suspend or terminate a clinical trial based on evolving business objectives and/or competitive climate.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

NDA and FDA Review Process

The results of product development, pre-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the drug, proposed labeling and other relevant information, are submitted to the FDA as part of an NDA for a new drug, requesting approval to market the product. The submission of an NDA is subject to the payment of a substantial user fee, and the sponsor of an approved NDA is also subject to an annual program user fee; although a waiver of such fee may be obtained under certain limited circumstances. For example, the agency will waive the application fee for the first human drug application that a small business or its affiliate submits for review.

The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. The FDA typically makes a decision on accepting an NDA for filing within 60 days of receipt. The decision to accept the NDA for filing means that the FDA has made a threshold determination that the application is sufficiently complete to permit a substantive review. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act (“PDUFA”), the FDA’s goal to complete its substantive review of a standard NDA and respond to the applicant is ten months from the receipt of the NDA. The FDA does not always meet its PDUFA goal dates, and the review process is often significantly extended by FDA requests for additional information or clarification and may go through multiple review cycles.

After the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMPs to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. The FDA will likely re-analyze the clinical trial data, which could result in extensive discussions between the FDA and us during the review process. The review and evaluation of an NDA by the FDA is extensive and time consuming and may take longer than originally planned to complete, and we may not receive a timely approval, if at all.

Before approving an NDA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMPs. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. In addition, before approving an NDA, the FDA may also audit data from clinical trials to ensure compliance with GCP requirements. After the FDA evaluates the application, manufacturing process and manufacturing facilities, it may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application will not be approved in its present form. A Complete Response Letter usually describes all the specific deficiencies in the NDA identified by the FDA. The Complete Response Letter may require additional clinical data and/or an additional pivotal Phase 3 clinical trial(s), and/or other significant and time-consuming requirements related to clinical trials, nonclinical studies or manufacturing. If a Complete Response Letter is issued, the applicant may either resubmit the NDA, addressing all the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive, and the FDA may interpret data differently than we interpret the same data.

There is no assurance that the FDA will ultimately approve a product for marketing in the United States, and we may encounter significant difficulties or costs during the review process. If a product receives marketing approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling or may condition the approval of the NDA on other changes to the proposed labeling, development of adequate controls and specifications, or a commitment to conduct post-market testing or clinical trials and surveillance to monitor the effects of approved products. For example, the FDA may require Phase 4 clinical trials to further assess drug safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized. The FDA may also place other conditions on approvals, including the requirement for a risk evaluation and mitigation strategy (“REMS”), to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory requirements or if problems occur following initial marketing.

Reimbursement

Potential sales of any of our product candidates, if approved, will depend, at least in part, on the extent to which such products will be covered by third-party payors, such as government health care programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly limiting coverage and/or reducing reimbursements for medical products and services. A third-party payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our future revenues and results of operations. Decreases in third-party reimbursement or a decision by a third-party payor to not cover a product candidate, if approved, or any future approved products could reduce physician usage of our products, and have a material adverse effect on our sales, results of operations and financial condition.

In the United States, the Medicare Part D program provides a voluntary outpatient drug benefit to Medicare beneficiaries for certain products. We do not know whether our product candidates, if approved, will be eligible for coverage under Medicare Part D, but individual Medicare Part D plans offer coverage subject to various factors such as those described above. Furthermore, private payors often follow Medicare coverage policies and payment limitations in setting their own coverage policies.

Pediatric Exclusivity and Pediatric Use

The Pediatric Research Equity Act, or PREA, requires a sponsor to conduct pediatric studies for most drugs and biologics, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs, biologics license applications and supplements thereto, must contain a pediatric assessment unless the sponsor has received a deferral or waiver. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which an orphan drug designation has been granted. The required assessment must assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug or biologic is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data needs to be collected before the pediatric studies begin.

Pediatric exclusivity is another type of non-patent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity, including the non-patent and orphan exclusivity. This six-month exclusivity may be granted if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data does not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection cover the product are extended by six months.

Healthcare Laws and Regulations

Sales of our product candidates, if approved, or any other future product candidate will be subject to healthcare regulation and enforcement by the federal government and the states and foreign governments in which we might conduct our business. The healthcare laws and regulations that may affect our ability to operate include the following:

●	The federal Anti-Kickback Statute makes it illegal for any person or entity to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration that is in exchange for or to induce the referral of business, including the purchase, order, lease of any good, facility, item or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value.

●	Federal false claims and false statement laws, including the federal civil False Claims Act, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services, including drugs, that are false or fraudulent.

●	Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors or making any false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and their implementing regulations, impose obligations on certain types of individuals and entities regarding the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information.

●	The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

Also, many states have similar laws and regulations, such as anti-kickback and false claims laws that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. Additionally, we may be subject to state laws that require pharmaceutical companies to comply with the federal government’s and/or pharmaceutical industry’s voluntary compliance guidelines, state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, as well as state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA.

Additionally, to the extent that our product is sold in a foreign country, we may be subject to similar foreign laws.

Corporate Information

We were incorporated in Delaware on May 1, 1992. Our principal executive offices are located at One Rockefeller Plaza, 11th Floor, New York, New York 10020, and our telephone number is (703) 992-9325. Our corporate website address is www.aikidopharma.com. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering

Outstanding Common Stock	As of September 2, 2022, there were 5,485,096 shares of common stock issued and outstanding.

Common Stock Offered	Up to 294,117 shares of common stock for sale by the selling stockholders for their own account.

Selling Stockholders	The selling stockholders are set forth in the Section entitled “Selling Stockholders” of this reoffer prospectus on page 15.

Proceeds	We will not receive any proceeds from the sale of our common stock by the selling stockholders. We would, however, receive proceeds upon the exercise of the stock options by those who receive or received options under the 2014 Plan and exercise such options for cash. Any cash proceeds will be used by us for general corporate purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”

Nasdaq Symbol	AIKI

Unless otherwise indicated, all share numbers in this registration statement takes into consideration all reverse stock splits effectuated by the Company since the inception of the 2014 Plan.

RISK FACTORS

Investing in our common stock involves risk. Before deciding whether to invest in our common stock, you should consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, each as incorporated by reference in this reoffer prospectus, any amendment or update thereto reflected in subsequent filings with the SEC, including in our annual reports on Form 10-K and quarterly reports on Form 10-Q, and all other information contained or incorporated by reference in this reoffer prospectus, as updated by our subsequent filings under the Securities and Exchange Act of 1934, as amended (referred to herein as the Exchange Act). There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above entitled “Cautionary Note on Forward-Looking Statements.”

USE OF PROCEEDS

The shares which may be sold under this reoffer prospectus will be sold for the respective accounts of each of the selling stockholders listed herein (who are our executive officers and directors). Accordingly, we will not realize any proceeds from the sale of the shares of our common stock. We will receive proceeds from the exercise of the options; however, no assurance can be given as to when or if any or all of the options will be exercised. If any options are exercised, the proceeds derived therefrom will be used for working capital and general corporate purposes. All expenses of the registration of the shares will be paid by us. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

This reoffer prospectus relates to the shares of our common stock that are being registered for reoffers and resale by selling stockholders who have acquired or may acquire shares pursuant to the 2014 Plan. Offers and sales by selling stockholders who are our employees, consultants and “affiliates” (as such term is defined in Rule 405 under the Securities Act) are also covered by this reoffer prospectus.

The selling stockholders are our current directors, officers and affiliates who have acquired or may acquire in the future shares of our common stock under the 2014 Plan. The selling stockholders may, from time to time, resell all, a portion or none of the shares of our common stock covered by this reoffer prospectus. The following table sets forth information as of September 2, 2022 with respect to ownership of our common stock by each selling stockholder whose identity is known as of the date of this reoffer prospectus. There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them under this Registration Statement. The address for each selling stockholders listed below is c/o AIkido Pharma, Inc., One Rockefeller Plaza, 11th Floor, New York, New York 10020.

Any changed information will be set forth in an amendment to the Registration Statement or supplement to this reoffer prospectus, to the extent required by law. Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Name	Number of Shares Owned (1)	Number of Shares to be Offered for the Account of the Selling Stockholder (2)	Number of Shares to be Owned After Offering	% Owned After Offering (3)
Robert J. Vander Zanden (4)	12,702	12,688	12,702	*
Anthony Hayes (5)	84,016	82,043	84,016	1.56%
Tim S. Ledwick (6)	12,826	12,688	12,826	*
Paul LeMire (7)	12,411	12,411	12,411	*
Robert Dudley (8)	12,411	12,411	12,411	*
Gregory Blattner (9)	12,411	12,411	12,411	*
Kyle Wool (10)	80,058	80,058	80,058	*
Soo Yu (11)	8,000	8,000	8,000	*
Christopher Devall (12)	8,068	8,068	8,068	*
Carlos Aldovero (13)	25,000	25,000	25,000	*

*	Less than 1%
(1)	Represents common stock owned on or about the date hereof by the Selling Stockholders and shares of common stock that are issued or to be issued, or which may be acquired upon the exercise of stock options issued or to be issued, or vesting of restricted stock awards issued or to be issued, pursuant to the 2014 Plan as of September 2, 2022.
(2)	Represents only shares of common stock that are issued or to be issued, or which may be acquired upon the exercise of stock options issued or to be issued, or vesting of restricted stock awards issued or to be issued, pursuant to the 2014 Plan. These shares constitute “control securities” as such term is defined in General Instruction C to Form S-8.
(3)	Percentage is computed with reference to 5,485,096 shares of our Common Stock outstanding as of September 2, 2022 and assumes for each Selling Stockholder the sale of all shares offered by that particular Selling Stockholder under the Prospectus.
(4)	Dr. Robert J. Vander Zanden is our Chairman of our Board and a member of our Board of Directors. The securities to be registered for resale by Mr. Zanden include 9,747 shares of common stock issued pursuant to the 2014 Plan and 2,941 shares of common stock issuable upon exercise of outstanding vested options issued pursuant to the 2014 Plan.
(5)	Anthony Hayes is our Chief Executive Officer, Principal Accounting Officer, Principal Financial officer, and a member of our Board of Directors. The securities to be registered for resale by Mr. Hayes include 79,102 shares of common stock issued pursuant to the 2014 Plan and 2,941 shares of common stock issued upon exercise of outstanding vested options issued pursuant to the 2014 Plan.
(6)	Tim S. Ledwick a member of our Board of Directors. The securities to be registered for resale by Mr. Ledwick include 9,747 shares of common stock issued pursuant to the 2014 Plan and 2,941 shares of common stock issuable upon exercise of outstanding vested options issued pursuant to the 2014 Plan.
(7)	Gregory James Blattner is a member of our Board of Directors. The securities to be registered for resale by Mr. Blattner include 9,470 shares of common stock issued pursuant to the 2014 Plan and 2,941 shares of common stock issuable upon exercise of outstanding vested options issued pursuant to the 2014 Plan.
(8)	Paul LeMire is a member of our Board of Directors. The securities to be registered for resale by Mr. LeMire include 9,470 shares of common stock issued pursuant to the 2014 Plan and 2,941 shares of common stock issuable upon exercise of outstanding vested options issued pursuant to the 2014 Plan.
(9)	Robert Dudley is a member of our Board of Directors. The securities to be registered for resale by Mr. Dudley include 9,470 shares of common stock issued pursuant to the 2014 Plan and 2,941 shares of common stock issuable upon exercise of outstanding vested options issued pursuant to the 2014 Plan.
(10)	Kyle Wool is a member of our Board of Directors. The securities to be registered for resale by Mr. Wool include 80,058 shares of common stock issued pursuant to the 2014 Plan.

(11)	Soo Yu is a member of our Board of Directors. The securities to be registered for resale by Ms. Yu include 8,000 shares of common stock issued pursuant to the 2014 Plan.
(12)	Christopher Devall is our Vice President of Operations. The securities to be registered for resale by Mr. Devall include 8,068 shares of common stock issued pursuant to the 2014 Plan.
(13)	Carlos Aldovero is the Chief Executive Officer of one of our subsidiaries. The securities to be registered for resale by Mr. Aldovero include 25,000 shares of common stock issued pursuant to the 2014 Plan.

PLAN OF DISTRIBUTION

In this section of the reoffer prospectus, the term “selling stockholder” means and includes:

●	the persons identified in the table above as the selling stockholders;

●	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the 2014 Plan; and

●	any of the purchasers, assignees, donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our common stock offered hereby after the date of this reoffer prospectus and (b) offer or sell those shares hereunder.

The shares of our common stock offered by this reoffer prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling stockholders as of the date of this reoffer prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the selling stockholders may be effected: in one or more transactions that may take place on Nasdaq or any other stock exchange (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on Nasdaq or any other stock exchange; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our common stock.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this reoffer prospectus.

The selling stockholders also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this reoffer prospectus. Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock the selling stockholders.

Although the shares of common stock covered by this reoffer prospectus are not currently being underwritten, the selling stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of common stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation there under.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated there under, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this reoffer prospectus. We have agreed to indemnify certain of the selling security holders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the selling stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the securities being offered herein has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of AIkido Pharma, Inc. as of and for the years ended December 31, 2021 and 2020 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated by reference in reliance on the report of WithumSmith+Brown PC and Marcum, LLP, independent registered public accounting firms, incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this reoffer prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this reoffer prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this reoffer prospectus will automatically update and supersede information contained in this reoffer prospectus, including information in previously filed documents or reports that have been incorporated by reference in this reoffer prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 28, 2022;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 as filed with the SEC on May 16, 2022 and August 12, 2022, respectively;

3.	Our Current Reports on Form 8-K and Form 8-K/A as filed with the SEC on January 24, 2022, February 11, 2022, March 2, 2022, March 30, 2022, May 25, 2022, June 10, 2022, June 28, 2022, July 6, 2022 and August 19, 2022.

4.	Our definitive proxy statement Schedule 14A filed with the SEC on April 12, 2022; and

5.	The description of the Company’s securities registered under Section 12 of the Exchange Act as filed as Exhibit 4.1 on Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 28, 2022.

All reports and other documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in such forms that are related to such items unless such Form 8-K expressly provides to the contrary) we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will also be incorporated by reference in this reoffer prospectus and deemed to be part of this reoffer prospectus from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this reoffer prospectus shall be deemed modified, superseded or replaced for purposes of this reoffer prospectus to the extent that a statement contained in this reoffer prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this reoffer prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this reoffer prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this reoffer prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this reoffer prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporated by reference), by contacting us at AIkido Pharma, Inc., One Rockefeller Plaza, 11th Floor, New York, New York 10020, Attention: Chief Financial Officer, or by telephone at (703) 992-9325. Information about us is also available at our website at www.aikidopharma.com. However, the information in our website is not a part of this reoffer prospectus and is not incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement with the Securities and Exchange Commission under the Securities Act with respect to the shares of our common stock offered by this reoffer prospectus. This reoffer prospectus is part of that Registration Statement and does not contain all the information included in the Registration Statement. For further information with respect to our common stock and us, you should refer to the Registration Statement, its exhibits and the materials incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this reoffer prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as exhibits to the Registration Statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549 and the Regional Offices at the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 233 Broadway, New York, New York 10279. Copies of those filings can be obtained from the Commission’s Public Reference Section, Judiciary Plaza, 100 F Fifth Street, N.E., Washington, D.C. 20549 at prescribed rates and may also be obtained from the web site that the Securities and Exchange Commission maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission’s public reference room in Washington, D.C. You can request copies of those documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Section 145 of the Delaware General Corporation Law, or Delaware law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We maintain policies insuring our officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Our amended and restated certificate of incorporation, as amended, and amended and restated bylaws require us to indemnify our directors to the fullest extent permitted under Delaware law or any other applicable law in effect, but if such statute or law is amended, we may change the standard of indemnification only to the extent that such amended statute or law permits us to provide broader indemnification rights to our directors. We must indemnify such officers and employees in the same manner and to the same extent that we are required to indemnify our directors under our amended and restated certificate of incorporation and amended and restated bylaws. Our amended and restated certificate of incorporation limits the personal liability of a director to us or our stockholders to damages for breach of the director’s fiduciary duty. Pursuant to indemnification agreements we entered into with each of our directors, we are further required to indemnify our directors to the fullest extent permitted under Delaware law and our bylaws; provided that each such director shall enjoy the greater of (i) the advancement and indemnification rights permitted under our certificate of incorporation and bylaws for directors and officers as of the date of such indemnification agreement or (ii) the benefits so afforded by amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

Up to 294,117 Shares of Common Stock under the AIkido Pharma, Inc. 2014 Equity Incentive Plan

PROSPECTUS

September 7, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 28, 2022;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 as filed with the SEC on May 16, 2022 and August 12, 2022, respectively;

3.	Our Current Reports on Form 8-K and Form 8-K/A as filed with the SEC on January 24, 2022, February 11, 2022, March 2, 2022, March 30, 2022, May 25, 2022, June 10, 2022, June 28, 2022, July 6, 2022 and August 19, 2022.

4.	Our definitive proxy statement Schedule 14A filed with the SEC on April 12, 2022; and

5.	The description of the Company’s securities registered under Section 12 of the Exchange Act as filed as Exhibit 4.1 on Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 28, 2022.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon by Ellenoff Grossman & Schole LLP, counsel to the Registrant.

Item 6. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law, or Delaware law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We maintain policies insuring our officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors to the fullest extent permitted under Delaware law or any other applicable law in effect, but if such statute or law is amended, we may change the standard of indemnification only to the extent that such amended statute or law permits us to provide broader indemnification rights to our directors. We must indemnify such officers and employees in the same manner and to the same extent that we are required to indemnify our directors under our amended and restated certificate of incorporation and amended and restated bylaws. Our amended and restated certificate of incorporation limits the personal liability of a director to us or our stockholders to damages for breach of the director’s fiduciary duty. Pursuant to indemnification agreements we entered into with each of our directors, we are further required to indemnify our directors to the fullest extent permitted under Delaware law and our amended and restated bylaws; provided that each such director shall enjoy the greater of (i) the advancement and indemnification rights permitted under our amended and restated certificate of incorporation and amended and restated bylaws for directors and officers as of the date of such indemnification agreement or (ii) the benefits so afforded by amendments thereto.

Item 7. Exemption from Registration Claimed.

All shares of common stock registered hereunder for reoffer or resale have been or will be issued to our officers, directors, employees and consultants pursuant to the 2014 Plan and a restrictive legend is placed on the certificates for the shares of common stock purchased and transfer stops are placed against such certificates. Such shares may only be reoffered and sold pursuant to registration under the Securities Act or pursuant to an applicable exemption under the Securities Act. As a result, such offers and sales are exempt from the registration requirements of the Securities Act pursuant to the provisions of Section 4(a)(2) of the Securities Act.

Item 8. Exhibits.

Number	Description
4.1	AIkido Pharma, Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-8 filed on July 15, 2014)
5.1	Opinion of Ellenoff Grossman & Schole LLP (*)
5.2	Opinion of Nixon Peabody LLP (incorporated by reference to Exhibit 5.1 of the Registrant’s Registration Statement on Form S-8 filed on July 15, 2014)
23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
23.2	Consent of WithumSmith+Brown, PC (*)
23.3	Consent of Marcum LLP (*)
24.1	Power of Attorney (included in the signature page to this Registration Statement)
107.1	Filing Fee Table (*)

*	Filed herewith

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 7, 2022.

AIKIDO PHARMA, INC.

/s/ Anthony Hayes
Name:	Anthony Hayes
Title:	Chief Executive Officer
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Michael Rice with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony Hayes	Chief Executive Officer	September 7, 2022
Anthony Hayes	(Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer and Director)

/s/ Robert J. Vander Zanden	Director and Chairman of the Board of	September 7, 2022
Robert J. Vander Zanden	Directors

/s/ Tim S. Ledwick	Director	September 7, 2022
Tim S. Ledwick

/s/ Paul LeMire	Director	September 7, 2022
Paul LeMire

/s/ Robert Dudley	Director	September 7, 2022
Robert Dudley

/s/ Gregory Blattner	Director	September 7, 2022
Gregory Blattner

/s/ Kyle Wool	Director	September 7, 2022
Kyle Wool

/s/ Soo Yu	Director	September 7, 2022
Soo Yu

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